Snap One Reports Fiscal Second Quarter 2021 Results Strong Operating Results Reflect Robust Demand for Smart Living Solutions, Leading to 34% Increase in Net Sales, 67% Decrease in Net Loss, and 20% Increase in Adjusted EBITDA First Half of the Year Highlighted by Strategic Acquisition of Access Networks, Expansion of Omni-Channel Presence into Five New Domestic Markets, Corporate Rebranding, and Successful Initial Public Offering and Public Listing CHARLOTTE, N.C. – August 26, 2021 – Snap One Holdings Corp. (NASDAQ: SNPO) (“Snap One,” the “Company,” “we” or “our”), a provider of smart living products, services, and software to professional integrators, reported financial results for the fiscal second quarter ended June 25, 2021. Recent Operational Highlights ● July: Completed successful initial public offering of 15,020,812 primary shares of common stock at $18.00 per share, resulting in gross proceeds to the Company of approximately $270 million (inclusive of the shares issued in connection with the partial exercise of the underwriters’ option to purchase additional shares in August), before deducting underwriting discounts and commissions and other offering expenses. Snap One used the net proceeds from the offering to repay a portion of the term loan under its credit agreement plus accrued interest thereon and intends to use the remainder for general corporate purposes. ● June: Rebranded as Snap One (formerly SnapAV) to reflect the Company’s aspiration to be the one partner that professional integrators need for every job. The Company is dedicated to keeping things simple by providing exceptional product quality and selection, premium service and support, and an omni-channel shopping experience. ● June: Recognized as the #1 and/or #2 brand 36 times across 62 identified product sub-categories in the 2021 CE Pro 100 Brand Analysis Awards. The awards reflect the strength of Snap One’s proprietary product brands by vote of the top 100 integrators in the industry as defined by CE Pro. The Company earned approximately five times the number of #1 and/or #2 awards as the next most awarded competitor. This follows Snap One’s record performance in CE Pro’s 2021 Quest for Quality Awards, which were released in March, recognizing the best service providers to integrators. Snap One was recognized for 16 awards, approximately twice as many as the next most awarded competitor. Together, these awards demonstrate the Company’s leadership position in the market and competitive differentiation across products and services. ● June: Upgraded new Control4 OS 3.2.2 software to provide full support for OvrC remote management to Control4 controllers. This enhancement, envisioned at the time of the Control4 acquisition, strengthens Snap One’s commitment to make life simpler for integrators by offering them the ability to remotely manage and service clients’ Control4 connected devices through the OvrC platform. With increased system visibility, integrators can more easily offer service contracts, troubleshoot devices, and reduce service calls. ● May: Acquired ANLA, LLC (“Access Networks”), an enterprise-grade networking solutions provider offering networking products, design, configuration, monitoring and support services. This acquisition enhances Snap One’s networking solutions for residential and commercial applications. Also in May, the Company announced a significant investment in Parasol, an industry leading provider of 24/7 remote support solutions that improve integrator productivity and service levels. Both actions provide further momentum for Snap One’s long-term strategy to support integrator customers over the project lifecycle.

● April: Announced acquisition of HCA Distributing, LLC, which expanded the Company’s local distribution presence in the Denver and Salt Lake City markets. Both locations now distribute Snap One’s leading product portfolio, providing same day access for local integrators. Management Commentary “At Snap One our mission is to bring together the best people, partners, and products to make lives more enjoyable, connected, and secure,” said Company CEO John Heyman. “Today, we are well positioned to provide professional integrators with the leading products, software platforms and technology-enabled workflow solutions to successfully serve their customers and operate their businesses. “Over the past few months, we’ve made considerable operational progress and completed several milestone achievements for our business, highlighted by our successful public listing in July. Financially, in Q2 we delivered impressive results, including a 34% increase in net sales to over $253 million, a 67% decrease in our net loss to $1.1 million, and a 20% increase in adjusted EBITDA to approximately $29 million, from the comparable year-ago period. The business experienced growth across product categories, geographic regions, and markets as we added new integrators, increased spend per integrator and lapped the demand trough from COVID-19 in the second quarter of the prior year. This past quarter we acquired Access Networks, an enterprise-grade networking solutions provider, and announced an investment in Parasol, a leading remote support provider. We believe these two businesses further strengthen our vertically integrated business model and allow us to better serve professional integrators. “Against the backdrop of continued global supply chain challenges, we believe our performance demonstrates the resilience and diversification of our operating model and the healthy, ongoing demand for smart living solutions. Over the long term, we plan to continue building compelling and innovative new products for the end user while forging strong relationships with the integrators that serve them. We are still in the early innings of global smart living adoption. By empowering professional integrators to provide seamless experiences in an increasingly complex and expanding ecosystem, Snap One is positioned to drive sustainable growth for years to come.” Fiscal Second Quarter 2021 Financial Results Results compare 2021 fiscal second quarter end (June 25, 2021) to 2020 fiscal second quarter end (June 26, 2020) unless otherwise indicated. ● Net sales increased 34% to $253.3 million from $189.1 million in the comparable year-ago period. The growth during the quarter was driven by strong overall demand across the business. Both proprietary and third-party product portfolios grew over 29%, with all product categories, geographic regions and markets experiencing growth in the quarter. Additionally, in the prior year quarter the Company’s net sales were affected by initial declines in demand due to the impact of COVID-19. The Company’s net sales in the most recent quarter also benefitted from the continued ramp of local branches with the opening of five additional branches between the end of the second quarter of 2020 and end of the second quarter of 2021. Net sales growth was partially offset by supply chain challenges resulting in lack of inventory in certain products late in the second quarter of 2021. ● Cost of sales, exclusive of depreciation and amortization, increased 39% to $152.1 million (60.1% of net sales) from $109.2 million (57.8% of net sales) in the comparable year-ago period. The increase in cost of sales, exclusive of depreciation and amortization, was primarily attributable to net sales growth, further impacted by increasing costs from suppliers and higher inbound freight costs. ● Contribution margin, a non-GAAP measurement of operating performance reconciled below, increased 27% to $101.2 million (39.9% of net sales) in the fiscal second quarter, from $79.9 million (42.2% of net sales) in the comparable year-ago period. The increase in contribution margin was due to the increase in net sales. The decrease in contribution margin as a percentage of net sales was primarily due to accelerated growth of third-party product relative to the growth of proprietary product in the fiscal second quarter. The increasing mix of third-party product was driven by expansion of product and brand assortment to increase integrator stickiness, catalyzed by the execution of the Company’s omni-channel strategy of opening local branches. Third-party product typically has a higher cost of sales, exclusive of depreciation and amortization, as a percentage of net sales relative to proprietary product. ● Selling, general and administrative (SG&A) expenses increased 31% to $78.7 million (31.1% of net sales) from $60.1 million (31.8% of net sales) in the comparable year-ago period. The increase in SG&A expenses was due to increases in variable operating expenses driven by higher sales volumes, the return to normalized spending following the temporary cost reductions taken to mitigate the impact of COVID-19 in 2020, continued investments to support strategic growth initiatives, and costs associated with becoming a public company. ● Net loss totaled $1.1 million compared to a net loss of $3.2 million in the comparable year-ago period. The decrease in net loss was primarily due to an increase in net sales by a greater amount than related expenses. ● Adjusted EBITDA, a non-GAAP measurement of operating performance reconciled below, increased 20% to $29.3 million (11.6% of net sales) compared to $24.4 million (12.9% of net sales) in the comparable year-ago period. The increase in Adjusted EBITDA was primarily due to net sales growth. ● Adjusted net income, a non-GAAP measurement of operating performance reconciled below, increased 81% to $13.9 million (5.5% of net sales) from $7.7 million (4.1% of net sales) in the comparable year-ago period. The increase in adjusted net income was primarily due to reduced net loss. ● Net cash used in operating activities totaled $4.6 million in the six months ended June 25, 2021 compared to net cash provided by operating activities of $38.1 million in the comparable year-ago period. The change from cash provided by operating activities to cash used in operating activities was primarily attributable to an increase in net working capital as we returned to more normalized levels following actions taken last year to preserve cash flow in response to COVID-19. ● Free cash flow, a non-GAAP measurement of operating performance reconciled below, totaled $(9.0) million in the six months ended June 25, 2021, compared to $33.1 million in the comparable year-ago period. The decrease in free cash flow was primarily attributable to an increase in net working capital as we returned to more normalized levels following actions taken last year to preserve cash flow in response to COVID-19. ● At the end of the fiscal second quarter, cash and cash equivalents were $35.9 million, compared to $77.5 million on December 25, 2020.

Fiscal 2021 Financial Outlook Snap One remains confident in the strong demand for its products by integrator customers against the backdrop of continued global supply chain challenges. The Company is setting its fiscal year ending December 31, 2021 net sales guidance range between $985 million and $1 billion, which would represent an increase of 21.0% to 22.8% compared to the prior fiscal year on an as reported basis. The Company expects adjusted EBITDA to range between $102 million and $109 million, which would represent an increase of 8.0% to 15.4% compared to the prior fiscal year on an as reported basis. Conference Call Snap One management will hold a conference call today, August 26, 2021, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results. Company CEO John Heyman and CFO Mike Carlet will host the call, followed by a question-and-answer period. U.S. dial-in number: 844-467-8941 International number: 929-517-0912 Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860. The conference call will be broadcast live and available for replay via the Investor Relations section of Snap One's website at investors.snapone.com. A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time today through September 2, 2021. Toll-free replay number: 855-859-2056 International replay number: 404-537-3406 Replay ID: 7590509 About Snap One Snap One provides a suite of products, services and software to its network of professional do-it-for- me (“DIFM”) integrators that enable them to deliver smart living experiences for their residential and small business end users. The Company’s hardware and software portfolio includes leading proprietary and third-party offerings across connected, infrastructure, and entertainment categories. Additionally, Snap One provides technology-enabled workflow solutions to support integrators throughout the project lifecycle, enhancing their operations and helping them to profitably grow their businesses. For more information, visit snapone.com. Snap One intends to use its website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of the Snap One website at investors.snapone.com. Accordingly, investors should monitor such portion of the website, in addition to following the Company’s press releases, Securities and Exchange Commission (“SEC”) filings and public conference calls and webcasts.

Non-GAAP Financial Measures In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including contribution margin, adjusted EBITDA, adjusted net income, and free cash flow. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial or operating performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP. We use the following non- GAAP measures to help us monitor the performance of our business, measure our performance, identify trends affecting our business and assist us in making strategic decisions: Contribution margin is defined as net sales less cost of sales, exclusive of depreciation and amortization, divided by net sales. Adjusted EBITDA is defined as net loss, plus interest expense, net, income tax benefit, depreciation, and amortization, further adjusted to exclude equity-based compensation, acquisition- and integration- related costs and certain other non-recurring, non-core, infrequent or unusual charges as described below. Adjusted net income is defined as net loss plus amortization further adjusted to exclude equity-based compensation, acquisition- and integration-related costs and certain non-recurring, non-core, infrequent or unusual charges, including the estimated tax impacts of these adjustments. Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment as well as purchases of information technology, software development and leasehold improvements). Contribution margin, adjusted EBITDA, adjusted net income and free cash flow are key measures used by management to understand and evaluate our financial performance, trends and generate future operating plans, make strategic decisions regarding the allocation of capital, and analyze investments in initiatives that are focused on cultivating new markets for our products and services. We believe contribution margin, adjusted EBITDA, adjusted net income and free cash flow are useful measurements for analysts, investors, and other interested parties to evaluate companies in our markets as they help identify underlying trends that could otherwise be masked by certain expenses that we do not consider indicative of our ongoing performance. Contribution margin, adjusted EBITDA, adjusted net income and free cash flow have limitations as analytical tools. These measures are not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, contribution margin, adjusted EBITDA, adjusted net income and free cash flow may not be comparable to similarly titled metrics of other companies due to differences among the methods of calculation. We have not reconciled the forward-looking adjusted EBITDA guidance included above to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are incentive compensation (including stock-based compensation), transaction-related expenses (including expenses relating to our initial public offering), and certain fair value measurements, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

Cautionary Statements Concerning Forward-Looking Statements Certain statements contained in this press release constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, which reflect our current views with respect to, among other things, our operations, earnings and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “indicator,” “believes,” “project”, “forecast”, “targets”, “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to the impact of COVID-19, risks related to our business and industry; risks related to our products; risks related to our manufacturing and supply chain; risks related to our distribution channels; risks related to laws and regulations; risks related to cybersecurity and privacy; risks related to intellectual property; risks related to our international operations; risks related to our indebtedness; risks related to our financial statements; risks related to our common stock; and as well as those other risks described under the section entitled “Risk Factors” in our in our Registration Statement on Form S- 1 filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report and in our other periodic filings. The forward-looking statements speak only as of the date of this report, and we undertake no obligation to publicly update or review any forward- looking statement, whether as a result of new information, future developments or otherwise. Contacts Media: Abigail Hanlon Director, Marketing Events & Public Relations Abigail.Hanlon@SnapOne.com Jordan Schmidt Gateway Investor Relations 949-574-3860 IR@SnapOne.com Investors: Tom Colton and Matt Glover Gateway Investor Relations 949-574-3860 IR@SnapOne.com -Financial Tables to Follow-

Snap One Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended	
	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
Net sales	$ 253,305	$ 189,119	$ 473,773	$ 361,730
Costs and expenses:				
Cost of sales, exclusive of depreciation and amortization	152,140	109,243	281,016	209,633
Selling, general and administrative expenses	78,657	60,095	154,014	127,481
Depreciation and amortization	14,198	14,500	27,910	28,983
Total costs and expenses	244,995	183,838	462,940	366,097
Income (loss) from operations	8,310	5,281	10,833	(4,367)
Other expenses (income):				
Interest expense	9,543	11,742	19,078	24,545
Other income	(296)	(2,217)	(509)	(1,334)
Total other expenses	9,247	9,525	18,569	23,211
Loss before income taxes	(937)	(4,244)	(7,736)	(27,578)
Income tax expense (benefit)	119	(1,015)	(644)	(5,331)
Net loss	(1,056)	(3,229)	(7,092)	(22,247)
Net loss attributable to noncontrolling interest	(12)	(16)	(34)	(40)
Net loss attributable to Company	$ (1,044)	$ (3,213)	$ (7,058)	$ (22,207)
Net loss per share, basic and diluted	$ (0.02)	$ (0.05)	$ (0.12)	$ (0.38)
Weighted average shares outstanding, basic and diluted	59,217	58,885	59,217	58,513

Snap One Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except par value)

	As of	
	June 25, 2021	December 25, 2020
Assets	(Unaudited)	
Current assets:		
Cash and cash equivalents	$ 35,850	$ 77,458
Accounts receivable, net	56,650	49,363
Inventories, net	174,359	157,099
Prepaid expenses and other current assets	15,906	9,650
Total current assets	282,765	293,570
Long-term assets:		
Property and equipment, net	20,649	20,208
Goodwill	580,842	559,735
Other intangible assets, net	611,778	617,616
Other assets	9,815	6,409
Total assets	$ 1,505,849	$ 1,497,538
Liabilities and stockholders' equity		
Current liabilities:		
Current maturities of long-term debt	$ 6,824	$ 21,149
Accounts payable	68,077	68,941
Accrued liabilities	79,465	80,658
Total current liabilities	154,366	170,748
Long-term liabilities:		
Long-term debt, net of current portion	644,645	630,864
Deferred income tax liabilities, net	55,926	55,518
Other liabilities	28,022	22,669
Total liabilities	882,959	879,799
Commitments and contingencies		
Stockholders' equity:		
Common stock, $0.01 par value, 500,000 shares authorized; and 59,217 shares issued and outstanding at June 25, 2021 and December 25, 2020	592	592
Preferred stock, $0.01 par value; 50,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	671,356	659,093
Accumulated deficit	(50,076)	(43,018)
Accumulated other comprehensive income	736	756
Company's stockholders' equity	622,608	617,423
Noncontrolling interest	282	316
Total stockholders' equity	622,890	617,739
Total liabilities and stockholders' equity	$ 1,505,849	$ 1,497,538

Snap One Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended	
	June 25, 2021	June 26, 2020
Cash flows from operating activities:		
Net loss	$ (7,092)	$ (22,247)
Adjustments to reconcile net loss to net cash from operating activities:		
Depreciation and amortization	27,910	28,983
Amortization of debt issuance costs	3,051	3,050
Unrealized loss on interest rate cap	—	4
Deferred income taxes	408	(5,202)
Gain on sale of business	—	(979)
Loss (gain) on sale and disposal of property and equipment	205	(15)
Equity-based compensation	2,238	2,547
Bad debt expense	180	565
Fair value adjustment to contingent value rights	2,840	(1,000)
Change in operating assets and liabilities:		
Accounts receivable	(6,313)	(7,066)
Inventories	(15,234)	21,226
Prepaid expenses and other assets	(6,481)	3,341
Accounts payable and accrued liabilities	(6,327)	14,900
Net cash (used in) provided by operating activities	(4,615)	38,107
Cash flows from investing activities:		
Acquisition of business, net of cash acquired	(25,821)	—
Purchases of property and equipment	(4,413)	(5,055)
Proceeds from sale of business	—	600
Other	(429)	37
Net cash used in investing activities	(30,663)	(4,418)
Cash flows from financing activities:		
Payments on long-term debt	(3,595)	(3,994)
Proceeds from revolving credit facility	—	52,000
Payment of deferred initial public offering costs	(2,730)	—
Proceeds from capital contributions	—	243
Net cash (used in) provided by financing activities	(6,325)	48,249
Effect of exchange rate changes on cash and cash equivalents	(5)	(288)
Net (decrease) increase in cash and cash equivalents	(41,608)	81,650
Cash and cash equivalents at beginning of the period	77,458	33,177
Cash and cash equivalents at end of the period	$ 35,850	$ 114,827
Supplementary cash flow information:		
Cash payments for interest	$ 16,083	$ 22,877
Cash paid for taxes, net	$ 743	$ 253
Noncash investing and financing activities:		
Noncash equity contribution	$ 10,025	$ —
Capital expenditure in accounts payable	$ 251	$ 630

snap one

Snap One Holdings Corp.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended	
	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
	(in thousands)			
Net loss	$ (1,056)	$ (3,229)	$ (7,092)	$ (22,247)
Interest expense	9,543	11,742	19,078	24,545
Income tax expense (benefit)	119	(1,015)	(644)	(5,331)
Depreciation and amortization	14,198	14,500	27,910	28,983
Other income	(296)	(2,217)	(509)	(1,334)
Equity-based compensation	1,178	1,185	2,238	2,547
Fair value adjustment to contingent value rights [(a)]	1,530	(700)	2,840	(1,000)
Acquisition- and integration-related costs [(b)]	222	899	236	4,377
Initial public offering costs [(c)]	1,210	—	2,921	—
Deferred revenue purchase accounting adjustment [(d)]	141	280	289	650
Deferred acquisition payments [(e)]	1,428	2,933	3,580	6,235
Other [(f)]	1,095	31	1,807	46
Adjusted EBITDA	$ 29,312	$ 24,409	$ 52,654	$ 37,471

snap one™

Snap One Holdings Corp.
Reconciliation of Net Loss to Adjusted Net Income
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended	
	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
	(in thousands)			
Net loss	$ (1,056)	$ (3,229)	$ (7,092)	$ (22,247)
Amortization	12,079	11,872	23,967	23,747
Foreign currency (gains) loss	(143)	(985)	(191)	157
Gain on sale of business	—	(979)	—	(979)
Equity-based compensation	1,178	1,185	2,238	2,547
Fair value adjustment to contingent value rights [(a)]	1,530	(700)	2,840	(1,000)
Acquisition and integration related costs [(b)]	222	899	236	4,377
Initial public offering costs [(c)]	1,210	—	2,921	—
Deferred revenue purchase accounting adjustment [(d)]	141	280	289	650
Deferred acquisition payments [(e)]	1,428	2,933	3,580	6,235
Other [(f)]	1,067	(46)	1,757	(108)
Income tax effect of adjustments [(g)]	(3,790)	(3,570)	(7,645)	(8,426)
Adjusted Net Income	$ 13,866	$ 7,660	$ 22,900	$ 4,953

(a) Represents noncash losses recorded from fair value adjustments related to contingent value right liabilities. Contingent value right ("CVR") liabilities represent potential obligations to the prior sellers in conjunction with the acquisition of the Company by investment funds managed by Hellman & Friedman in August 2017 and are based on estimates of expected cash payments to the prior sellers based on specified targets for the return on the original capital investment.

(b) Represents costs directly associated with acquisitions and acquisition-related integration activities. For three months and six months ended June 26, 2020, the costs relate primarily to third-party consultant and information technology integration costs directly related to the Company's acquisition of Control4 Corporation in August 2019. These costs also include certain restructuring costs (e.g., severance) and other third-party transaction advisory fees associated with the acquisitions.

(c) Represents expenses related to professional fees in connection with preparation for our initial public offering.

(d) Represents an adjustment related to the fair value of deferred revenue related to the Control4 acquisition.

(e) Represents expenses incurred related to deferred payments to employees associated with our Control4 acquisition and other historical acquisitions. The deferred payments are cash retention awards for key personnel from the acquired companies and are expected to be paid to employees through 2023. Management does not believe such costs are indicative of our ongoing operations as they are one-time awards specific to acquisitions and are incremental to our typical compensation costs incurred and we do not expect such costs to be reflective of future increases in base compensation expense.

(f) Represents non-recurring expenses primarily related to consulting and restructuring fees which management believes are not representative of our operating performance.

(g) Represents the tax impacts with respect to each adjustment noted above after taking into account the impact of permanent differences using the statutory tax rate related to the applicable federal and foreign jurisdictions and the blended state tax rate.

Snap One Holdings Corp. Contribution Margin (in thousands) (Unaudited) Net sales $ 253,305 $ 189,119 $ 473,773 $ 361,730 Cost of sales, exclusive of depreciation and amortization (a) Net sales less cost of sales, exclusive of depreciation and amortization $ 101,165 $ 79,876 $ 192,757 $ 152,097 Contribution Margin % % % % 39.9 42.2 40.7 42.0 2021 2020 2021 2020 (in thousands) 152,140 109,243 281,016 209,633 Three Months Ended Six Months Ended June 25, June 26, June 25, June 26, (a) Cost of sales, exclusive of depreciation and amortization for the three months ended June 25, 2021 and June 26, 2020 excludes depreciation and amortization of $14,198 and $14,500, respectively. Cost of sales, exclusive of depreciation and amortization for the six months ended June 25, 2021 and June 26, 2020 excludes depreciation and amortization of $27,910 and $28,983, respectively.

Snap One Holdings Corp. Free Cash Flow (in thousands) (Unaudited) Net cash (used in) provided by operating activities $ (4,615) $ 38,107 Purchases of property and equipment Free Cash Flow $ (9,028) $ 33,052 (in thousands) (4,413) (5,055) Six Months Ended June 25, June 26, 2021 2020